For Immediate Release

Orient Paper Announces RMB150M Financing Arrangement

BOADING, China, June 20, 2013 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announces it has entered into a sale-leaseback financing arrangement (the “Financing Arrangement”) with China National Foreign Trade Financial & Leasing Co., Ltd (“CNFTFL”) on June 16, 2013, for a total financing proceeds in the amount of RMB150 million (approximately US$24 million).

All proceeds from the Financing Arrangement will be used to finance the Company’s business expansion into the tissue paper segment, including the constructions of the two production lines and other infrastructure of the paper mill in the Wei County Industrial Park.

The Financing Arrangement involves substantially all of Orient Paper’s paper machines and production facilities (the “Production Facilities”). As part of the Financing Arrangement, the Company will sell and then lease back the Production Facilities for a three-year term. The aggregate rental payable during the three-year term is approximately RMB 166.4 million (approximately US$ 26.4 million), with an implicit interest rate of 6.15% per annum and an upfront one-time leasing service fee of 5.55%. Under the terms of the Financing Arrangement, the ownership of the Production Facilities will be transferred back to the Company for a nominal fee of RMB15,000 (approximately US$2,400) at the end of the 3-year term.

The management believes that the Financing Arrangement qualifies as a financing-capital lease transaction under the US GAAP. For purposes of financial statements, Orient Paper is deemed to own all of the Production Facilities during the three-year term and will continue to operate its businesses as usual. No gain or loss is recognized by Orient Paper as a result of the Financing Arrangement.

“We are pleased to have secured the financial resources to support our business expansion into the tissue paper segment. Rapid urbanization in Tier 3 and 4 cities presents the opportunities for Orient Paper to tap in these underpenetrated markets. We have already started the construction at our Wei County Industrial Park site for our first tissue paper production line PM8. With the CNFTFL financing, we expect to start the construction of the second production line the PM9 before the end of this year. We now target to roll out PM8 for commercial production in the second half of 2014,” said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper.

CNFTFL is a 50-50 joint venture of China Minmetals Corporation and China Orient Asset Management Corporation. China Minmetals Corporation is a state-owned and international metals and mining corporation primarily engaged in exploration, mining smelting, processing and trading of metals and minerals. China Orient Asset Management Corporation is a wholly state-owned financial institution primarily engaged in the purchase, management and disposal of non-performing loans from financial institutions, as well as investment banking.

About Orient Paper, Inc.

Orient Paper, Inc. is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

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With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: +1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

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